Exhibit 99.1

5000 Philadelphia Way • Lanham • Maryland • 20706-4417 • U.S.A.

Telephone: 301.731.4233 • Fax: 301.731.9606 • Internet: sales@integ.com • Web: http://www.integ.com

FOR IMMEDIATE RELEASE

CONTACT:	MEDIA CONTACT:
Tory Harris	Shany Seawright
Investor Relations	Strategic Communications Group
Integral Systems, Inc.	Phone: 240.485.1081
Phone: 301.731.4233	sseawright@gotostrategic.com
www.integ.com

INTEGRAL ANNOUNCES APPOINTMENT OF

MAJOR GENERAL JAMES B. ARMOR, JR., USAF (RET.)

TO BOARD OF DIRECTORS

Lanham, MD, March 20, 2008 – Integral Systems, Inc. (the “Company”) (NASDAQ-ISYS) today announced that its Board of Directors appointed Major General James B. Armor, Jr., USAF (Ret.) to serve as a member of the Company’s Board of Directors. General Armor served as Director, National Security Space Office, Office of the Under Secretary of the Air Force until his retirement on January 1, 2008. In this position, General Armor was responsible for integrating and coordinating defense and intelligence space activities, and advising the Office of the Secretary of Defense and the Office of the Director, National Intelligence, on matters affecting national security space capabilities. Prior to serving in that position, General Armor served as Director, Signals Intelligence Acquisition and Operations, National Reconnaissance Office. In this role, General Armor directed the development, launch, and operation of the U.S. Signals Intelligence satellite constellation and related global ground systems supporting intelligence and military operations worldwide. Earlier in his career General Armor served as the Director of the Global Positioning System, the U.S. Government’s largest satellite constellation. General Armor is a trained astronaut who holds a Master of Science degree in Electrical Engineering (Electro-Optics) from AF Institute of Technology, and Bachelor of Science degrees in Electrical Engineering and Psychology from Lehigh University.

About Integral Systems

Founded in 1982, Integral Systems is a leading provider of satellite ground systems and has supported more than 205 different satellite missions for communications, science, meteorological, and earth resource applications. Integral Systems was the first company to offer an integrated suite of COTS (Commercial Off-the-Shelf) software products for satellite command and control: the EPOCH IPS (Integrated Product Suite) product line. EPOCH IPS has become the world market leader in commercial applications with successful installations on five continents.

Through its wholly-owned subsidiary, SAT Corporation, Integral Systems provides satellite and terrestrial communications signal monitoring systems to satellite operators and users throughout the world. Through its Newpoint Technologies, Inc., subsidiary, Integral Systems also provides software for equipment monitoring and control to satellite operators and telecommunications firms. Integral Systems’ RT Logic

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subsidiary builds telemetry processing systems for military applications, including tracking stations, control centers, and range operations. Integral Systems’ Lumistar, Inc., subsidiary provides system- and board-level telemetry acquisition products. Integral Systems has approximately 500 employees working at its headquarters in Lanham, MD, and at other locations in the U.S. and Europe. For more information, visit http://www.integ.com.

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